REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE



To the Board of Directors of
   Asante Technologies, Inc.

Our audits of the financial statements referred to in our report dated October 24, 1997, appearing in this Form 10-K also included an audit of the Financial Statement Schedule listed in Item 14(a) of this Form 10-K. In our opinion, the Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.


PRICE WATERHOUSE LLP

San Jose, California
October 24, 1997